                       Pharmaceuticals, Inc.

May 8, 1997


CorBec Pharmaceuticals, Inc.
One Tower Bridge,
Suite 1350
100 Front Street
West Conshohocken, PA 19428
Attn:    Hal Broderson

Dear Hal:

     This letter of intent sets forth the basic terms and conditions under which Panax Pharmaceutical Company, Ltd., a New York corporation ("Panax") or any of its affiliates or subsidiaries (the "Buyer"), intends to proceed towards the purchase of all the issued and outstanding capital stock (the "Shares") of CorBec Pharmaceuticals, Inc., a Delaware corporation ("CorBec").

     Panax's proposal is as follows:

     1. CorBec to be Acquired. Panax will acquire the Shares as of the date of Closing. It is understood and agreed that CorBec's principal assets are: (i) its rights with respect to the CBP-1011 technology described in Exhibit A, (ii) scientific knowledge, patents, etc., for the Fc receptor and its regulation, and other technologies discovered by Alan D. Schreiber, M.D., and (iii) agreements with Gen Vec Corp. for gene therapy approaches (collectively, the "Technology"). CorBec's rights with respect to the CBP-1011 Technology are evidenced, inter alia, by patents and applications including those numbered 4,902,681, 4,908,358 and 5,072,321 as well as those filed patent applications described in Exhibit A. That portion of the Technology described by CorBec as CBP-1011 has entered Phase III Trials in the United States for the treatment of Idiopathic Thrombocytopenic Purpura ("ITP").

     2. Representations and Warranties. Shareholders of CorBec will provide representations and warranties to Panax regarding operations, financial obligations, law suits, and other items as requested. It is understood and agreed that at closing, CorBec will have paid all its known financial obligations through the date of Closing.

     3. Purchase Price. Panax shall pay to CorBec a purchase price for the Shares as follows: Panax shall pay, at Closing, cash in the amount of Seven Hundred Fifty Thousand Dollars ($750,000) and shall issue to CorBec Seven Hundred Fifty Thousand (750,000) shares of Panax common stock, par value $.0001 per share (shares of Panax common stock are hereinafter referred to as "Shares"). CorBec agrees that should the CorBec cash balance on the closing date be less than $250,000, the up front cash payment of $750,000 from Panax will be reduced by the cash balance and $250,000. As additional consideration for the Shares, Panax shall make the following payments upon completion of the indicated milestones or targets, which milestones ro targets are realized with respect to developments derived from the Technology:

       Milestone or Target*              Consideration to be Paid
      -----------------------           ---------------------------

Letter of approval from Food and Drug
Administration ("FDA") allowing for
the commercial sale of CBP-1011         $500,000 and 180,000 shares

Panax net revenue from CBP-1011 equals
or exceeds $20,000,000 in any Panax
fiscal year                             80,000 shares

Panax net revenue from CBP-1011         $7,500,000 payable at $1,500,000
equals or exceeds $30,000,000           per year for five consecutive
in any Panax fiscal year                years beginning in year
                                        following year target sales
                                        reached

Panax net revenue from CBP-1011 equals
or exceeds $40,000,000 in any Panax
fiscal year                             180,000 Shares

IND filed for a compound based on
CorBec technology and different from
CBP-1011 (a "Second Drug")              $500,000 and 30,000 Shares

Successful completion of Phase II
with respect to Second Drug             $80,000

NDA filed with respect to Second Drug   120,000 Shares

Letter of approval from Food and Drug
Administration ("FDA") allowing for
the commercial sale of the Second Drug  $500,000 and 130,000 Shares

Panax Net revenue from Second Drug      $7,500,000 payable $1,500,000
equals or exceeds $75,000,000 in any    per year for five consecutive
Panax fiscal year                       years beginning in year
                                        following year target sales
                                        reached

* -- each milestone payment can only occur once.

     All the above net revenue targets are to be based on revenues of Panax or its licensee, i.e., sales ex-manufacturer and not at retail. All Shares issued to CorBec shall be "Restricted Shares", as that term is defined under the Securities Act of 1933, as amended. The Company will negotiate in good faith to provide CorBec's shareholders with reasonable registration /piggyback rights for the Shares which may be issued on achievement of future Targets or Milestones.

     Panax agrees to pursue the Technolog y in a diligent and businesslike fashion. One representative from CorBec, for a period of two years from closing, shall have visitation rights at Corporate Board Meetings of Panax. It is assumed that the first representative will be the CorBec President and Chief Executive Officer, Hal Broderson.

     4. Closing. Closing shall take place as promptly as possible following completion or waiver by Panax and CorBec of each of the conditions set forth in paragraph 5 below. At the Closing, Panax will pay to CorBec $500,000 and issue to CorBec 750,000 Shares, and CorBec's shareholders shall deliver to Panax the shares and such documents as may be necessary or appropriate to evidence the conveyance, free of all liens, encumbrances and claims of third parties, of good title to the Shares.

     5. Conditions. The closing is subject to completion of the following conditions:

     (a) Panax shall complete its investigation of the Technology and the commercialization prospects for the Technology to Panax's satisfaction. In connection with such investigation, CorBec shall cooperate fully with Panax and Panax's employees, agents and other representatives, and shall provide Panax with complete access to all CorBec employees, consultants, records and information which Panax may deem necessary or appropriate to conduct the investigation. Panax shall use its best efforts to complete such investigation within 21 business days from the date of the execution of this Letter of Intent.

     (b) Panax and CorBec's shareholders shall enter into a mutually satisfactory definitive purchase agreement covering the transaction contemplated hereby, which agreement shall be in such form (i.e., merger, stock purchase, etc.) As the parties shall mutually agree;

     (c) the transaction contemplated hereby shall be approved by all necessary corporate action on the part of each of Panax and CorBec;

     (d) from the date hereof though Closing, no material adverse change shall have occurred with respect to the Technology or the commercialization prospects for the Technology for either CorBec or Panax;

     (e) Panax and CorBec shall each bear its respective costs associated with the consummation of the transaction contemplated hereby;

     (f) Dr. Schreiber will enter into a letter of understanding that on or before the expiration of his then current consulting agreement with CorBec, he will enter into a mutually satisfactory consulting agreement with Panax with a minimum term of three years. The financial terms of such an agreement will be under substantially equivalent (or better for Dr. Schreiber by mutual consent) terms to his existing agreement with recognition that mutually satisfactory additional compensation consistent with agreements of similar nature in the marketplace is warranted given the multi year nature of the commitment;

     (g) Rock Hill Ventures (Dr. Broderson) will enter into a letter of understanding that on or before the expiration of his then current consulting agreement with CorBec, he will enter into a mutually satisfactory consulting agreement with Panax with a minimum term of three years. The financial terms of such an agreement will be under substantially equivalent (or better for Rock Hill by mutual consent) terms to his existing agreement with recognition that mutually satisfactory additional compensation consistent with agreements of similar nature in the marketplace is warranted given the multi year nature of the commitment;

     (h) the university of Pennsylvania will enter into a letter of understanding that on or before the expiration of the then current sponsored research agreement with CorBec, the University will enter into a mutually satisfactory sponsored research agreement with Panax with a minimum term of three years. The financial terms of such an agreement will be under substantially equivalent (or better for the University by mutual consent) terms to the existing agreement;

     (i) Panax shall have successfully completed a financing in which it shall have obtained new debt or equity investment in the aggregate principal amount of no less that $8,000,000; and,

     (j) All conditions precedent to the merger or combination of Panax with Sangen Pharmaceutical Company shall have been satisfied or waived and the merger or combination will occur either before or concurrent with the CorBec acquisition.

     6. Conduct of Operations. Prior to Closing CorBec will continue the development of the Technology in accordance with its existing plans which will involve but are not limited to (i) continued funding of the development effort in the laboratory of Dr. Schreiber,
(ii) continued payments to CorBec consultants, and (iii) continuation of enrollment for the clinical trial on CBP-1011.

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     7.     Exclusivity.  Panax and others acting on its behalf have
devoted and expect to continue to devote significant time and resources to the conduct of its investigation of CorBec and will be making representations with respect to the terms of the transaction contemplated hereby in connection with its attempts to obtain financing. Panax agrees that CorBec should continue with discussions/presentations with potential partners or buyers, however, in discussions/presentations with potential partners or buyers, CorBec will inform the parties of their intent to be acquired by Panax and inform the parties that only such terms for agreements must be approved by Panax unless the acquisition of CorBec fails to occur.

     During the exclusivity period, CorBec agrees, and agrees to use its best efforts to cause its affiliates, officers, directors, employees, consultants and other advisors not to: (i) sale, license or other disposition of the Technology or any other assets of CorBec, or the outstanding capital, stock or debt securities of CorBec, to any person other than Panax.

     8. Termination. This Letter of Intent will terminate on the first to occur of : (I) written notification to CorBec from Panax prior to May 29, 1997 terminating this Letter of Intent; (ii) Closing; or
(iii) 5:00 P.M. E.S.T. on August 15, 1997. Terminations prior to May 29, 19976 may only be due to material adverse findings in patents or legal diligence. CorBec, at its discretion, has the option to extend the time set forth in (iii) above for 30 days beyond the August 15, 1997 deadline.

     If the foregoing correctly sets forth your understanding of our mutual agreement concerning the transaction described herein, please sign and return the enclosed copy of this Letter to the undersigned on or before May 8, 1997.

     It is expressly understood between Panax and CorBec that this Letter is binding contractual obligation to complete the transaction contemplated hereby, but is subject to completion of the conditions set forth as paragraph 5 above.


                                  PANAX PHARMACEUTICAL COMPANY, LTD.

                                  By:  /s/    Taffy J. Williams, Ph.D.
                                  -------------------------------------
                                  Taffy J. Williams, Chairman,
                                  President and Chief Executive Officer

Accepted and Agreed to this 8th day of May , 1997.

CorBec Pharmaceuticals, Inc.
By: /s/ Hal Broderson
----------------------------------------------------
Hal Broderson, President and CEO